Exhibit 14.1

CODE OF CONDUCT

Message from the CEO:
Kodiak’s Code of Conduct outlines the responsibility and expectations of each and every one of us at Kodiak. In order to continue to be the best in the industry, Kodiak employees must act in a way that demonstrates the respect, honesty, integrity and character that has built Kodiak into the successful, world-class business that it is. Employees at Kodiak, from senior management to individual contributors, should take these values to heart and hold each other accountable.
We can only truly have a great company if we strive to be the best in all aspects of our business, including demonstrating the highest levels of honesty and integrity. It is up to each and every employee to ingrain these values into our culture and continue to make them the core of everything we do.
It is truly an honor to be a part of this great company and adherence to these standards will only help make us stronger, providing for a better future for everyone.

Sincerely,
Mickey McKee

May 2024

PUTTING OUR CODE OF CONDUCT TO WORK
All of Kodiak Gas Services, Inc.’s (individually, and together with its subsidiaries, the “Company” or “Kodiak”) directors, officers, employees, independent contractors, consultants, and representatives are personally responsible for ensuring they conduct all business activities in accordance with this Code of Conduct (this “Code”). We also expect our suppliers, vendors, contractors, agents, service providers and partners, both domestically and internationally, to abide by the principles maintained in this Code. Managers of each functional group and operational area must take the steps necessary to assure full compliance with this Code.
This Code is intended to provide a source of guiding principles on how to conduct Kodiak’s day-to-day activities responsibly and with integrity. Kodiak believes that corporate stewardship starts with Kodiak’s value system and a principles-based approach to doing business. To us, this means operating our business in a manner that is open, honest and ethical, and that is respectful of human rights and the environment.
RESPONSIBILITIES OF KODIAK EMPLOYEES AND REPRESENTATIVES
Although you are not expected to know every law, rule or regulation that applies to the Company’s operations, you are expected to comply with those laws which apply to your areas of responsibility. We expect you to seek advice whenever you are unsure about a situation. If you have questions, ask them. If you have concerns, raise them. In each case, you must exercise caution and be attentive and thoughtful regarding actions that may be illegal, unethical or contrary to this Code or applicable laws.
This Code reaffirms the importance of maintaining the highest standards of business ethics. Adherence to these standards by all Kodiak employees and representatives is the best way to ensure compliance and secure confidence in and support of our business. All Kodiak employees and representatives are responsible for their actions, and for conducting themselves with integrity.
Kodiak employees or representatives who have questions about the proper course of action in any given situation should consult your:
1.Supervisor or department leader (i.e., Vice President); or

2.Kodiak’s Chief Legal Officer or Compliance Department (“Compliance”)
If you feel uncomfortable discussing the proper course of action to be taken in a given situation with your supervisor or department leader, or if you have any other questions or issues relating to compliance with this Code or applicable laws, feel free to contact Compliance directly. You can reach Compliance by email (chiefcomplianceofficer@kodiakgas.com or compliance@kodiakgas.com) or by phone (832-924-7259). You can also contact the Chair of the Risk & Audit Committee of Kodiak’s Board of Directors by email at auditchair@kodiakgas.com. However, if you wish to remain anonymous, you may use Kodiak’s Compliance Hotline at:
1-844-989-1482
or
http://kodiakgas.ethicspoint.com

Violations of this Code will not be excused due to lack of understanding, confusion or ignorance concerning any provision of this Code. No person, regardless of status or title, shall direct, or be permitted to direct, a Kodiak employee or representative to commit an illegal, unethical or violative act. In addition, no person may justify an illegal or unethical act by claiming it was ordered by anyone else, including but not limited to, individuals in upper management, customers, vendors, the government, etc.
We must all work together to prevent violations of this Code. Situations may arise that raise many questions and make it difficult to know exactly what to do. If you encounter these situations, you should seek advice from your supervisor, department leader or Compliance.
HIGHER EXPECTATIONS FOR SUPERVISORS
While this Code applies to all Kodiak personnel, those persons who serve in a supervisory capacity and have other employees reporting to them (collectively, "Supervisors") have additional responsibilities related to this Code. Supervisors are responsible for promoting a culture of compliance and integrity. As leaders within Kodiak, Supervisors must:
•lead by example by complying with this Code at all times;
•enforce this Code consistently;
•help those you supervise to understand and follow the standards set forth in this Code and other Kodiak policies and procedures;
•stress the importance of participating in required training programs and executing required certifications;
•monitor the compliance and ethics of the people you supervise;
•use reasonable care to monitor third parties acting on behalf of Kodiak to ensure that they work in a manner consistent with this Code;
•support those who, in good faith, raise concerns or questions, even if they go outside the chain of command to do so;
•never take or allow retaliatory action against someone for reporting concerns in good faith; and
•deal with and report potential ethical or legal misconduct, whether you witness it yourself or receive a report about it.
ACKNOWLEDGEMENT STATEMENT
You are each required to complete and sign an acknowledgment statement affirming that you have read, understand and will comply with this Code. You will also be required to reaffirm your understanding of, and compliance with, this Code on a periodic basis by signing subsequent acknowledgment statements. Except where expressly prohibited by law, completing and returning a signed acknowledgment statement when requested by Kodiak is a condition of your employment.
REPORTING VIOLATIONS AND PROTECTION FROM RETALIATION
RESPONSES TO INVESTIGATIONS AND QUESTIONS
Every Kodiak employee is responsible for reporting violations of this Code or any other Kodiak policies or procedures, whether known or suspected. No disciplinary action will be taken against a Kodiak employee who in good faith reports a suspected violation or participates in an investigation. Suspected violations should be reported to your supervisor, department leader or Compliance. Kodiak employees are protected from retaliation for reporting a suspected violation even if the same turns out to be unsubstantiated.
The Compliance Department is primarily responsible for both internal and external investigations involving possible violations of this Code or applicable laws. Kodiak employees are expected to provide accurate information and to fully cooperate with any investigations. No Kodiak employee should interfere with or obstruct an investigation by providing false information, concealing or destroying information, or disclosing information about an investigation.
If a Kodiak employee is asked or required to be involved in any internal or external investigations, you should notify Compliance without delay.
If any lawyers, investigators, law enforcement officers or anyone else from outside the Company asks questions, requests information or wants to discuss any of the following subjects:
•bribery or corruption;
•economic sanctions;
•competition or antitrust laws;
•anti-boycott laws;
•accidents, injuries, property damage, or any financial or other information related to the Company; or
•any other formal questions or investigations,
you should immediately refer any such questions to your supervisor, department leader, Chief Legal Officer or Compliance so they can provide them with the relevant information. Please also refer to Kodiak’s separate Whistleblower Policy, which is incorporated herein.
Kodiak will always cooperate to the best of its ability with the relevant authorities in any jurisdiction, and all Kodiak employees should at all times assist the Company in doing so.
Kodiak further encourages a culture where all persons or entities can raise concerns or report violations or suspected violations of law or regulations to governmental agencies and regulatory authorities without fear of retaliation or reprisals. All persons or entities may: (a) communicate, without notice to or approval by the Company, with governmental agencies and regulatory authorities; (b) participate in any investigation or proceeding that may be conducted by any governmental agency or regulatory authority, including providing documents or other information without notice to the Company; or (c) receive an award from any governmental agency or regulatory authority in connection with their providing such information or participating in any investigation or proceeding. This paragraph applies in all situations and is meant to clarify and supersede any and all prior statements, policies or procedures (including all other sections of this Code), as well as any contracts or agreements made by the Company with any persons or entities.

COMPLYING WITH THE LAW
LEGAL REQUIREMENTS
Every law, rule or regulation that applies to Kodiak must be followed at all times. With that in mind, Kodiak employees must keep in mind the following principles:
•Many laws, rules, regulations, court orders and regulatory commission orders govern Kodiak employees and the Company’s representatives.
•Kodiak employees are responsible for understanding and applying the law(s) applicable to their jobs. Ignorance is no excuse for violating the law.
•Kodiak employees who are responsible for submitting statements, affidavits, data or documents in connection with legal or regulatory proceedings must ensure that all such submissions are true, accurate and complete in every respect.
Kodiak will conduct all its operations in accordance with, and will comply to the fullest extent with, all applicable laws, including the anti-corruption laws and economic sanctions highlighted below.
Kodiak employees who have questions about complying with these legal requirements or how the requirements affect their work should contact their supervisor, department leader or Compliance.
ANTI-BRIBERY AND ANTI-CORRUPTION LAWS
Kodiak does not, either on its own or through others, request, accept, offer or grant any advantage or anything of value in order to obtain or retain an undue or improper business advantage, regardless of whether the other party to the transaction is an individual, a company or a government official or agency. This applies to activities both in or outside the United States (“U.S.”).
This prohibition applies to any kind of favor, gift, hospitality, travel, entertainment or other incentive except as provided in Kodiak’s separate Anti-Bribery and Anti-Corruption Compliance Policy, which is incorporated herein. This policy applies even if the business transaction with the partner would have occurred without the thing of value being offered. Even the appearance of improper behavior must be avoided. If such an offer is made to you, report the matter immediately to your supervisors, department leader or Compliance. Observing such behavior by others never justifies a violation of these rules, nor does “cultural context”––“Everyone does it” never excused a breach of ethics, policy, procedure, law, rule or regulation.
MONEY LAUNDERING
Kodiak is prohibited under U.S. law from participating in transactions that facilitate criminals in giving the financial proceeds of criminal activities the appearance of legitimacy or that could involve the proceeds of illegal activity. In order to comply with these laws, no Kodiak employee or representative may accept a payment in cash for any service or products sold by Kodiak.
Payments tendered in cash to Kodiak shall be refused and the incident reported to Compliance or the Chief Financial Officer (“CFO”) immediately.
ANTITRUST, COMPETITION AND TRADE LAWS AND REGULATIONS
At all times, Kodiak and its employees and representatives must comply with all antitrust, competition and trade laws and regulations.

U.S. law prohibits Kodiak from participating in foreign boycotts or embargoes that the U.S. government does not sanction. These “anti-boycott” laws have the effect of preventing U.S. companies from being used to implement foreign policies of other nations which run counter to U.S. policy. The anti-boycott laws were adopted to encourage, and in specified cases require, U.S. companies to refuse to participate in unsanctioned foreign boycotts.
In addition, the U.S. prohibits making agreements or reaching understandings with competitors to set minimum or maximum prices, or any term of sale affecting price; to allocate customers, products, services, employees or territories; or to set the supply or production levels for any product or service. To avoid even the appearance of such activities, Kodiak employees and representatives are NOT allowed to:
•exchange pricing or other competitive information with competitors or provide such information to a trade association without prior consultation with Compliance and the CFO;
•discuss such information with competitors at gatherings such as trade association meetings or standards bodies meetings;
•make agreements or reach understandings with competitors not to deal with any customer, supplier, or competitor, or any group of customers, suppliers or competitors, or set minimum resale prices of Kodiak products or services offered by independent distributors, retailers or other resellers; or
•agree to limit compensation of employees of different employing companies or agree not to hire another company’s employees (except in the narrow circumstances where legally permissible, like the purchase of, or merger with, another company, with approval of the Chief Legal Officer).
COMPETITIVE INFORMATION
Competitive information should never be obtained illegally or unethically. Gathering information about competitors and the products and services they offer, as well as their employee compensation, enables Kodiak to compete effectively in a highly competitive environment. However, competitive information should never be obtained—directly or indirectly— by illegal or unethical means such as:
•misappropriating proprietary information;
•bribery;
•impersonating an employee, supplier or customer of a competitor; or
•hiring consultants to do so.
In general, Kodiak does not ask competitors to supply information about themselves, and Kodiak does not supply information to its competitors, except as necessary to conduct business transactions with them and as required by law. Kodiak employees and representatives must exercise caution in their dealings with competitors. For example, when attending trade shows, industry association meetings, or other meetings where competitors are present, Kodiak employees and representatives may not disclose or receive sensitive competitive information from competitors or their representatives.
In addition to the above, please see Kodiak’s separate Anti-Bribery and Anti-Corruption Compliance Policy and Antitrust Compliance Policy, which are incorporated herein.
MAINTAINING OUR INTEGRITY
COMPANY RECORDS AND FINANCIAL REPORTING
All Kodiak records must be accurately prepared and maintained.
Kodiak is required by law and business necessity to create and maintain records that accurately reflect its business activities and establish its compliance with laws. All Kodiak employees must exercise due care in preparing Kodiak records. Making false entries or altering, concealing or prematurely destroying any Kodiak record or document is strictly prohibited.
Kodiak’s financial records must accurately reflect transactions, and Kodiak’s internal accounting controls must provide reasonable assurances that:
•transactions are carried out in an authorized manner;
•transactions are reported and recorded in a way that properly reflects the transaction, and that permits correct preparation of financial statements and accurate records of assets;
•access to assets is in accordance with management authorization; and
•comparisons between existing assets and records are made periodically, as appropriate, with action taken to correct discrepancies.
Kodiak’s records and accounts are subject to regular internal and external audits to ensure compliance with this Code, and you must not make any false or misleading statements to any internal or external auditor with respect to Kodiak’s records, accounts or financial statements.
Allegations or suspicions of questionable accounting, internal accounting control, or auditing matters, including financial reporting misrepresentations, should be referred immediately to Compliance and the CFO.
DISCLOSURE
Kodiak’s periodic reports and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”), including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
Each director, officer and employee who contributes in any way to the preparation or verification of Kodiak’s financial statements and other financial information must ensure that Kodiak’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with Kodiak’s accounting and internal audit departments, as well as Kodiak’s independent public accountants and counsel.
Each director, officer and employee who is involved in Kodiak’s disclosure process must:
1.    be familiar with and comply with Kodiak’s disclosure controls and procedures and its internal control over financial reporting; and
2.    take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of Kodiak provide full, fair, accurate, timely and understandable disclosure, including ensuring that all information potentially relevant to the Company’s disclosure process is timely made available to all directors, officers and employees who are involved in the Company's disclosure process.
SUSPECTED FRAUDULENT OR ILLEGAL CONDUCT
Fraudulent or otherwise illegal conduct committed on or off the job is prohibited. Fraudulent or illegal conduct includes, but is not limited to, any oral or written misrepresentation of facts, misappropriation of funds, theft, improper reporting of time or expenses, wrongfully claiming employee or dependent benefits, or any other dishonest acts, done on or off the job, and whether done while working for Kodiak or elsewhere. Kodiak employees arrested, or charged with illegal conduct that could result in criminal prosecution (a “Crime”), for conduct done on or off the job, must report the criminal charge in writing to their supervisor, department leader, Human Resources or Compliance promptly, or, if absent from work due to the arrest or charge, immediately upon returning to work.
A Kodiak employee’s supervisor or department leader is also responsible for immediately notifying Human Resources or Compliance of known arrests and convictions. If a Kodiak employee charged with a Crime is awaiting trial for suspected criminal conduct done on or off the job, Kodiak may conduct an independent review of the facts and determine whether disciplinary or other employment action is warranted.
Kodiak employees who have questions about improper conduct or dishonest acts, on or off the job, should discuss these with their supervisor, department leader, Human Resources or Compliance. Concerns or suspected violations should be reported to Compliance.
CONFLICTS OF INTEREST
A conflict of interest arises when a Kodiak employee’s personal interests conflict, or even appear to conflict, with his/her responsibilities to Kodiak. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position at Kodiak.
All Kodiak employees must:
•avoid activities that create a conflict of interest—or the appearance of one;
•make business decisions that are in compliance with Kodiak’s policies and procedures and in the best interests of Kodiak and its shareholders;
•never let business dealings on behalf of Kodiak be influenced or appear to be influenced by personal or family interests;
•do not use your job for improper personal gain or benefit, or create the impression that you are subject to such influence when making business decisions;
•report any situation to your supervisor, department leader, Human Resources or Compliance that involves a real or apparent conflict of interest, including those that involve relatives; and
•report to your supervisor, department leader, Human Resources or Compliance any outside activity that could create an actual or potential conflict of interest.
Conflict of interest rules governing a Kodiak employee’s immediate family apply to their spouse, partner, children, children’s spouses, father, mother, sisters, brothers or other family members in the same household. The relatives of a Kodiak employee’s spouse or partner are also covered by these rules. Kodiak employees may not use any Kodiak assets, property, equipment or proprietary or confidential information to support any unauthorized outside activity, including the following:
•maintaining employment with a competitor;
•operating a business; or
•operating a business that provides products or services to a competitor or to Kodiak.
Loans to, or guarantees by Kodiak of obligations of, directors, officers, employees or their family members are of special concern. Loans to, or guarantees by Kodiak of obligations of, any director or executive officer are expressly prohibited.
Kodiak policy also prohibits Kodiak employees from (i) taking advantage of business opportunities reasonably available to Kodiak, (ii) taking for yourself business opportunities that are discovered through the use of Kodiak property, information or your position within Kodiak; (iii) using Kodiak property, information or your position for personal gain; and (iv) competing with Kodiak. Competing with Kodiak may involve engaging in the same line of business as Kodiak or any situation where you take away from Kodiak opportunities for sales or purchases of products or services. Any questions regarding this policy should be directed to your supervisor, department leader, Human Resources or Compliance. Please also refer to the Conflict of Interest Policy and Related Party Transactions Policy, which are incorporated herein.
RELATIONSHIPS WITH VENDORS, SUPPLIERS AND OTHERS
Kodiak awards business based on merit and without favoritism.
When selecting vendors and suppliers, make your choice objectively, selecting based on the needs of the business and the quality and cost of the products or services that they provide. If you work with any supplier, vendor or business partner, make sure they know about and uphold their commitment to this Code. Any purchasing activities must comply with the requirements of Kodiak’s internal procurement practices.
GIFTS, MEALS AND ENTERTAINMENT
Kodiak employees or representatives may not seek a competitive advantage through the use of gifts or other personal incentives and may never offer or give a gift or any reward in exchange for a customer’s business or any other improper advantage. Gifts, meals, entertainment or other personal incentives must never be given to obtain a business or competitive advantage.
This section of the Code and the Company’s separate Anti-Bribery and Anti-Corruption Compliance Policy (which is incorporated herein) address guidelines for gifts, meals and entertainment to customers.
Gift-giving practices vary around the world. However, accepting a gift may create a conflict of interest or the appearance of a conflict of interest. Moreover, gifts given or accepted to obtain a business or competitive advantage may constitute a bribe or a kickback. Kodiak does not buy business but instead earns it on the strength of its service and commitment to customer satisfaction. In other contexts, such as during the holiday season or to celebrate an important event in a customer’s or supplier’s business or life, a gift may be given if it is properly authorized and appropriate.
Kodiak may offer meals or other modest or routine forms of entertainment to customers or suppliers as a courtesy during the course of conducting normal business. If a Kodiak employee is considering entertainment for customers or suppliers that is more than modest or routine, they should obtain the prior written consent from their respective functional or regional Vice President, the department’s executive-level leader or Compliance, as applicable, in accordance with this Code.
Any meals or entertainment must be conducted in a manner consistent with Kodiak’s policies, including this Code and the applicable internal expense approval process. Concerns or suspected violations should be reported to your supervisor, department leader or Compliance.
Excessive or lavish gifts may be considered a bribe, just like a cash payment. If you are uncertain or have any questions about whether a gift is inappropriate, you should consult with your supervisor, department leader or Compliance before giving/doing anything of value, no matter how nominal, without prior approval.
Gifts and entertainment will not be approved unless they are:
•not cash;
•of nominal value and not lavish or excessive;
•provided only as a courtesy or expression of gratitude;
•permitted under anti-corruption laws and our separate Anti-Bribery and Anti-Corruption Compliance Policy;

•of the type and value that are unequivocally customary and appropriate for the occasion; and
•infrequent.
Any gifts or entertainment must be accurately recorded in Kodiak’s books and records.
ACCEPTING GIFTS AND GRATUITIES
Offers of gifts and entertainment from customers, suppliers and other business partners may also be a normal part of doing business and a way to build goodwill. Kodiak employees may accept meals, refreshments or other modest forms of hospitality or entertainment from customers or suppliers as a courtesy extended during the normal course of business, provided the entertainment:
•is for legitimate business purposes, such as building goodwill and strengthening working relationships;
•is not being offered to influence actions such as obtaining special treatment, an award of business, better prices, or improved terms of sale; and
•is not systematic and ongoing.
Kodiak strongly discourages and strictly limits the acceptance of gifts and gratuities from customers, vendors or other third parties who might seek to influence our actions. Gifts and gratuities from others might violate their own internal policies. Please refer to those policies when they are available.
As described below, gifts or gratuities may be accepted under appropriate circumstances, such as when the value of the gift is reasonably thought to be less than $250 (U.S.).
Kodiak employees must report the acceptance (or giving by them) of any gift or gratuity which is reasonably thought to be more than $250 (U.S.) to Compliance.
This subject can be confusing, but some rules are very clear. Kodiak employees are NEVER permitted under any circumstances to:
•solicit gifts, directly or indirectly, from customers or suppliers;
•accept gifts of cash of any value from anyone;
•accept any gratuity in return for services provided;
•accept payments, loans, bribes or kickbacks from anyone; or
•accept gifts from suppliers that are in the process of responding to a Kodiak request for a competitive quotation.
Kodiak employees should report suspected violations of the above restrictions directly to Compliance.
POLITICAL CONTRIBUTIONS
The U.S. government has laws regulating corporate contributions to political parties, campaigns and candidates in the form of cash or the use of corporate facilities, automobiles, computers, mail services or personnel. Any proposed corporate contributions must be in accordance with the Company’s Public Policy Advocacy Policy, which is incorporated herein. Involvement and participation in political activities must be at an employee’s choosing, on his or her own time, and at his or her own expense, and not in the name of or affiliated with the Company.

CHARITABLE DONATIONS
Kodiak believes in contributing to the communities in which it does business; however, improper payments to government officials are sometimes disguised as legitimate charitable contributions. Therefore, Kodiak must be certain that such donations are legitimate and not disguised illegal payments to government officials in violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or other applicable anti-corruption laws.
Charitable donations will only be made by Kodiak after the following procedures, guidelines and requirements are met:
•All donations should generate publicity or goodwill for Kodiak and demonstrate Kodiak’s commitment to the community, whether local, regional, or national.
•Donations will only be authorized after Kodiak establishes that the charity is a bona-fide organization and not an entity controlled for the benefit of a government official.
•Documentation that substantiates Kodiak’s donation, such as receipts, must be retained and forwarded to accounting so that the payment or expense may be accurately described and reflected in Kodiak’s books and records.
All charitable contributions must be approved in accordance with the Company’s Anti-Bribery and Anti-Corruption Compliance Policy and Public Policy Advocacy Policy, which are incorporated herein. We recommend that all charitable activities be administered through Kodiak Cares Foundation.
MAINTAINING COMPANY ASSETS, PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY
PROTECTING COMPANY ASSETS
You are a steward of Kodiak’s assets. As such, you have the obligation to (i) use and maintain these assets with the utmost care and respect; (ii) protect and preserve Kodiak’s assets and resources against loss, theft, waste, abuse or other misuse; and (iii) assist Kodiak in its efforts to control costs. Kodiak’s assets include, but are not limited to, such things as electronic mail, computer systems, documents, equipment, facilities, information, logo and name, materials and supplies.
Personal use of Kodiak’s assets on an occasional and limited basis may be acceptable, provided there are no measurable increased costs to Kodiak. The use of Kodiak’s assets and resources for personal financial gain, however, is strictly prohibited.
You should promptly report any suspected loss, theft, waste, abuse or other misuse of Kodiak’s assets to an immediate supervisor, the Chief Legal Officer or Compliance.
PROTECTING COMPANY PROPRIETARY INFORMATION
During your period of employment or other affiliation with Kodiak, you may become aware of sensitive material or proprietary information. This type of information is generally defined as any non-public information in Kodiak’s possession. Such information is generally protected by law, and the use of that information outside of Kodiak is unlawful. To protect Kodiak’s information and its legal rights, it is critical that the confidential and proprietary status of this information be maintained. The use or disclosure of confidential or proprietary information outside the ordinary course of Kodiak’s business as directed by Kodiak’s executive management team is strictly prohibited. This policy, along with the entirety of the Code, is subject to and controlled by the “Reporting Violations and Protection from Retaliation” section above.
RESPECTING THE PROPRIETARY INFORMATION OF OTHERS

E-MAIL AND INTERNET USAGE
It is always Kodiak’s policy to respect the proprietary information and rights of others including vendors, suppliers, customers and competitors. Failure to respect the information of others violates this policy and could place you and Kodiak at significant legal and financial risk. If what appears to be the confidential information of a third party is sent to you or in some way comes into your possession, or you are aware that such confidential information has been sent or is in the possession of one or more of your colleagues, please bring the matter to the immediate attention of the Legal Department or Compliance.
For those Kodiak employees and others affiliated with Kodiak that have access to Kodiak’s e-mail and internet systems, such access and use is intended for conducting Kodiak business only. Accessing sites or sending/receiving messages that are inappropriate, particularly those that are hateful or pornographic in nature, is strictly against Kodiak policy. This includes any material that describes or depicts sexual or sexually suggestive actions, appearances or poses, or that contains derogatory material about any racial, ethnic or other underrepresented group. Additionally, accessing, transmitting or displaying any form of discriminating materials is strictly prohibited, as well as downloading unapproved files onto any Kodiak system. This includes all types of materials that would be in conflict with or in violation of Kodiak’s policies, including Kodiak’s policies against discrimination and harassment.
CONFIDENTIAL INFORMATION
All copyrightable materials, inventions, trademarks, service materials, promotional and marketing ideas, processes or products related to Kodiak’s business or any Kodiak employee’s job, which is conceived or developed while employed by Kodiak, is by law and policy property of Kodiak, unless designated otherwise, in writing, by the Chief Legal Officer. You must disclose and identify to the Chief Legal Officer any new invention, works of authorship, technology advances or unique business solutions developed or discovered during your employment period promptly and in sufficient time so that Kodiak may determine whether to seek legal protection for such items.
All messages, files, documents and other types of information created by employees for Kodiak’s use or purposes while using Kodiak’s systems are Kodiak’s property. Additionally, unless otherwise provided by applicable law, you have no right of privacy with respect to Kodiak’s e-mail and internet systems. Kodiak owns all data related to the Company and reserves all legal rights to inspect, monitor and review any and all messages and information transmitted through, stored or contained in Kodiak’s systems or networks, including but not limited to voicemail, phone logs, internet use, and network traffic, whether located on a Company device or an employee’s personal device.
COMMUNICATIONS
In order to ensure that the information that is disseminated about Kodiak to the public is both accurate and consistent, Kodiak’s Chief Executive Officer (“CEO”), or his or her designee(s), is/are Kodiak’s spokesperson(s) for all communications with the public on Kodiak’s behalf. No other person may provide information to the media; deliver any public or semipublic or oral address; or publish or cause to be published any paper, article, or other writing, any of which are related directly or indirectly to Kodiak or any business activity in which Kodiak is involved, without first obtaining the prior written approval of Kodiak’s Chief Legal Officer or Compliance.
All Kodiak communications, whether internal or external, should be honest and forthright. Communications may include, but are not limited to, general internal reports and memoranda, advertising, marketing, media broadcasts, sales brochures and illustrations. Kodiak will provide accurate information when promoting its products and services. Misleading, false or exaggerated claims concerning our products and services, or those of our competitors, are unacceptable. These same principles must be adhered to when responding to inquiries from customers, fellow employees, the media, regulatory agencies and shareholders.
The publication or circulation, either internally or externally, of any oral or written statement that is false, derogatory, malicious or defamatory of any other person, and in particular, any of Kodiak’s competitors, is prohibited.
THE WORK ENVIRONMENT
WORKPLACE HEALTH AND SAFETY
Kodiak strives to provide a safe and healthy work environment. Each employee has a responsibility to maintain a safe and healthy workplace through following applicable safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Kodiak expects persons performing services for the Company to perform their duties free from the influence of alcohol and drugs while on duty.
PROTECTING THE ENVIRONMENT
Kodiak is committed to conducting all of its business operations in a manner that promotes and maintains a clean, safe and healthy environment. It is Kodiak’s policy to strictly abide by all applicable environmental laws and policies.
EQUAL EMPLOYMENT OPPORTUNITY WORKPLACE
As an equal opportunity employer, Kodiak affords equal employment opportunities to applicants and employees without regard to race, color, religion, national origin or ancestry, ethnicity, sex (including gender, pregnancy, sexual orientation and gender identity), age, physical or mental disability, citizenship, past, current, or prospective service in the uniformed services, genetic information, or any other characteristic protected under applicable law. Kodiak will not tolerate discrimination or harassing conduct, either in the workplace or in any other work-related environment, and is committed to establishing and maintaining a work environment in which all individuals are treated with dignity and respect. Kodiak’s equal employment opportunity/non-discrimination commitment governs all terms, conditions and actions related to employment.
OTHER MATTERS
ENFORCEMENT
Kodiak may take disciplinary action against employees, officers and directors who fail to comply with this Code or fail to cooperate with any applicable investigation. In addition, any supervisor, manager or officer who directs, approves or condones violations of this Code, or fails to report the same, will be subject to disciplinary action. If the reporting person is involved in the Code violation, the fact that he or she voluntarily reported the violation will be given consideration by the Company in any resulting disciplinary action. Kodiak reserves the right to seek restitution of any bonus, commission or other compensation received by any Kodiak employee who engages in intentional, fraudulent or illegal conduct. A Kodiak employee dismissed for violating this Code is not eligible for re-employment, service as a consultant, contractor or temporary work with Kodiak. In the event such a former Kodiak employee is re-hired or becomes a Kodiak employee again by virtue of a future merger or acquisition, Kodiak reserves the right to dismiss the individual.

WAIVERS
The Board or the Audit & Risk Committee (in the case of a violation by a director or executive officer) or Compliance (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.
Any waiver for a director or an executive officer shall be disclosed as required by SEC and New York Stock Exchange rules. Any employee, officer or director who believes that a waiver may be necessary should contact Kodiak’s Chief Compliance Officer.
This Code can be found on Kodiak’s website at:

www.kodiakgas.com
This Code is not a contract of employment and does not create contractual rights of any kind between the Company and any of its employees, business partners, agents, distributors, consultants or any other third-party representatives or their respective officers, directors and employees. Kodiak reserves the right to amend, supplement, or discontinue this Code at any time with or without prior notice.